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                                                                     EXHIBIT 3.1
                 AMENDED & RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 XCARE.NET, INC.

                             A DELAWARE CORPORATION

         Lorine Sweeney and Lawrence Dike hereby certify that:

         1. They are the President and Secretary, respectively, of Xcare.Net, Inc., a Delaware corporation (formerly "Reilly Dike Dosher"), (the "Corporation") incorporated on March 29, 1989.

         2. The Certificate of Incorporation of the Corporation, is hereby amended and restated in its entirety to read as follows:

                                   ARTICLE I

         The name of this corporation is XCare.Net, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, in the County of New Castle, and the name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

         The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock ("Common Stock") and Preferred Stock (the "Preferred" or the "Preferred Stock"), each $.01 par value. The total number of shares of Common Stock the Corporation shall have authority to issue is 125,000,000 and the total number of shares of Preferred Stock the Corporation shall have authority to issue is 81,000,000 subject to the provisions herein. The rights, preferences, privileges and restrictions granted to or imposed on the Preferred are as set forth below.

         There shall be designated a Series A Preferred Stock (the "Series A Preferred"), and the number of shares constituting such series shall be 6,000,000. There shall be designated a Series B Preferred Stock (the "Series B Preferred"), and the number of shares constituting such series shall be 75,000,000.

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         A. Dividends. The holders of the Series A Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends for each share of Series A Preferred Stock in an amount equal to the equivalent dividend declared on the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible, payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. The holders of Series B Preferred shall be entitled to receive non-cumulative dividends at a rate of 8% of $.027 per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series B Preferred Stock) payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless such dividends on the Preferred have been concurrently paid or set apart. No right to such dividends shall accrue to holders of Preferred unless declared by the Board of Directors; provided that no dividends on the Common Stock shall be declared unless the required dividends on the Preferred are concurrently declared. The holders of the Preferred shall be entitled to receive all declared but unpaid dividends on the Preferred upon any automatic conversion of the Preferred into Common Stock.

         Dividends shall not be paid to holders of the Preferred unless the Corporation is legally able to make such payment.

         B. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

                  1. The holders of the Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of $2.86 per share for each share of Series A Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred; and the amount of $0.27 per share for each share of Series B Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares, and, in addition, an amount equal to all declared but unpaid dividends on the Series B Preferred.

                  2. If the assets and funds thus available for distribution among the holders of the Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire amount of the assets and lands of the Corporation so available shall be distributed among the holders of the Preferred in proportion to the number of Common Shares into which each share of Preferred is convertible. The conversion ratio of Series A Preferred to Common is is 1:11.44, and the conversion ratio of Series B Preferred to Common 1:1. After payment has been made to the holders of the Preferred of the full amount to which they shall be entitled as aforesaid, any remaining assets shall be distributed ratably to the holders of the corporation's stock, each share of Preferred Stock being treated for such purpose as the number of shares of Common Stock into

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which it could then be converted, provided however that the Preferred shall stop participating once they have achieved a total liquidation equal to five times the original cost of the Preferred.

                  3. For purposes of this Section B, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the stockholders of the Corporation do not retain a majority of the voting power in the surviving entity (or its parent Corporation if the surviving entity is wholly owned by parent Corporation) as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

                  4. Notwithstanding this Section B, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Preferred shall have been declared and funds set aside therefor, and such repurchases shall not be subject to the liquidation preference of the Preferred.

         C. Voting Rights. Except as otherwise required by law or as otherwise provided herein, the holders of the Preferred and the holders of Common Stock shall be entitled to notice of any shareholders' meeting and to vote as a single class upon any matter submitted to the shareholders for a vote, as follows: (i) except as provided for in this Restated Certificate of Incorporation each holder of Series A Preferred Stock and Series B Preferred Stock shall have the voting rights and powers of Common Stock into which its respective shares of Preferred would be convertible on the record date for the vote and (ii) the holders of Common Stock have one vote per share of Common Stock.

         D. Conversion. The holders of the Preferred have conversion rights as follows (the "Conversion Rights"):

                  1.       Right to Convert.

                           (1) Each share of Series A Preferred shall be
convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.86 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series A Conversion Price") shall initially be $0.25 per share of Common Stock. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided.

                           (2) Each share of Series B Preferred shall be
convertible, at the option of the holder thereof, at any time after the date of the issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.27 by the Series B Conversion, determined as hereinafter provided, in effect at the time of the conversion. The price at


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which shares of common stock shall be deliverable upon conversion (the "Series B
Conversion Price") shall initially be $0.27 per share of Common Stock. Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided.

                  2. Automatic Conversion. Each share of Preferred shall be converted into shares of Common Stock at the then effective Conversion Price automatically upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") (except for an offering pursuant to Rule 145 promulgated under the Securities Act or any issuance pursuant to an employee benefit plan of the Corporation), covering the offer and sale of Common Stock for the account of the Corporation to the public with gross proceeds to the Corporation of more than $15 million, and at a minimum offering price of three and one-half (3 1/2) times the original price of the Series B Preferred. In the event of the automatic conversion of the Preferred upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.

                  3. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section D.2, the outstanding shares of Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.


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                  4.       Adjustments to Conversion Price for Diluting Issues.

                           (1) Special Definitions. For purposes of this
subsection D.4, the following definitions shall apply:

                                    (a)  "Option" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                    (b) "Original Issue Date" shall mean the
date on which the first share of Series A Preferred, or Series B Preferred, as appropriate, was issued.

                                    (c)  "Convertible Securities" shall mean
any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                                    (d) "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to subparagraph D.4(3) deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                            (i)  upon conversion of shares of
                           Preferred Stock;

                                            (ii) as a dividend or distribution
                           on Preferred Stock or any event for which adjustment is made pursuant to subparagraph D.4(6) hereof;

                                            (iii) pursuant to equipment lease
                           financing transactions approved by the Board of Directors;

                                            (iv) to directors and employees of,
                           and consultants to, the Corporation in a manner determined by the Board of Directors pursuant to a plan approved by the Board or Directors;

                                            (v) upon exercise of the warrant
                           issued March 12, 1997, to Counterpart Capital Corporation; or

                                            (vi) by way of dividend or other
                           distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause(s) (i), (ii), (iii), (iv),
                           (v), or this clause (vi);

                           (2) No Adjustment of Conversion Price. No adjustment
in the number of shares of Common Stock into which the Preferred Stock is convertible shall be made, by adjustment in the Conversion Price of such Preferred Stock in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price of such series of Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock.



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                           (3) Deemed Issuances of Additional Shares of
Common Stock.

                                    (a)  Options and Convertible Securities. In
the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with respect to an adjustment of the Conversion Price for the Preferred Stock unless the consideration per share (determined pursuant to subsection D.4(5) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price of such series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                            (i) no further adjustment in the
                           Conversion Price shall be made upon the subsequent issue of such Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                            (ii) if such Options or Convertible
                           Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                            (iii) upon the expiration of any
                           such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                                                     1. in the case of
                           Convertible Securities or Options for Common Stock only the Additional Shares of Common Stock issued were


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                           the shares of Common Stock, if any, actually
                           issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                                     2. in the case of Options
                           for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to subsection D.4(5)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                            (iv) no readjustment pursuant to
                           clause (ii) or (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                                            (v) in the case of any Options which
                           expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (iii) above; and

                                            (vi) if such record date shall have
                           been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection D.4(3) as of the actual date of their issuance.

                                    (b) Stock Dividends, Stock Distributions
and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise


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than by payment of a dividend in Common Stock), then and in any such event,
Additional Shares of Common Stock shall be deemed to have been issued:

                                            (i) in the case of any such dividend
                           or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                                            (ii) in the case of any such
                           subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

         If such record date shall have been fixed and such dividend shall not have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection D.4(3) as of the time of actual payment of such dividend.

                           (4)  Adjustment of Conversion Price Upon Issuance of
Additional Shares of Common Stock.

                                    (a) Adjustment of Conversion Price. In the
event this Corporation issues Additional Shares of Common Stock (including Additional Shares of Common deemed to be issued pursuant to Section D.4(3)) for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issuance, then and in such event, the Conversion Price of the Preferred shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share for which such Additional Shares are issued. If such Additional Shares of Common Stock are issued for no consideration, then the consideration for the purchase shall be deemed to be $0.01.

                                    (b) Waiver of Adjustment of Conversion
Price. Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Conversion Price pursuant to, this Section D.4(4)(a) may be waived with respect to any specific share or shares of Preferred Stock, either prospectively or retroactively and either generally or in a particular instance by a writing executed by the registered holder of such share or shares. Any waiver pursuant to this subsection D.4(4)(b) shall bind all future holders of such shares of Preferred Stock for which such rights have been waived. In the event that waiver of adjustment of Conversion Price under this subsection D.4(4)(b) results in different Conversion Price for shares of Preferred Stock, the Secretary of the Corporation shall maintain a written ledger identifying the Conversion Price for each share of Preferred Stock; provided, that any holder of the Preferred may request that the Corporation, at the Corporation's expense, have verified the Conversion Price for such holder's shares by the certified public accountants of the Corporation. Such information shall be made available to any person upon request. For the purposes of subsection D.4, if different shares of Preferred Stock have more than one Conversion Price as result of a waiver of adjustment of Conversion Price under this subsection D.4(4)(b), the Conversion Price for triggering any future adjustment of the Conversion Price of


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shares of Preferred Stock which have not had such adjustment waived shall be the lowest Conversion Price in effect with respect to shares of Preferred Stock.

                           (5) Determination of Consideration. For purposes of
this subsection D.4, the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (a)  Cash and Property. Such consideration
shall:

                                         (i) insofar as it consists of cash,
                           be computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                         (ii) insofar as it consists of
                           property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                         (iii) in the event Additional Shares
                           of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

                                    (b)  Options and Convertible Securities.
The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection D.4(3)(a), relating to Options and Convertible Securities, shall be determined by dividing

                                            (i) the total amount, if any,
                           received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                            (ii) the maximum number of shares of
                           Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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                           (6) Adjustments for Subdivisions, Combinations or
Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, the Conversion Price for the Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for the Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                           (7) Adjustments for Other Distributions. In the
event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock or payable in rights to receive securities of the Corporation and other than as otherwise adjusted in this Section D.4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section D.4 with respect to the rights of the holders of the Preferred Stock.

                           (8)  Adjustments for Reclassification, Exchange and
Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above and other than a reorganization, merger, consolidation or sale of assets provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

                           (9)  Reorganization, Mergers, Consolidations, or
Sales of Assets. This Subsection D.4(9) shall not apply if Section B hereof is applicable. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section
D) or a merger or consolidation of this Corporation with or into another corporation, or the sale of all or substantially all of this Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock held by them, the number of shares of stock or other securities or property of this Corporation, or of the


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successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled up on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section D with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section D (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  5. No Impairment. Except in accordance with Section E below, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section D and in the taking of all such action as may be necessary of appropriate in order to protect the Conversion Rights of the holders of the Preferred against impairment.

                  6. Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock:

                           (1) at least twenty (20) days' prior written notice
of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (ii) and (iii) above; and

                           (2) in the case of the matters referred to in (ii)
and (iii) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                  7. Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  8. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely

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

for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

                  9. Notices. Any notice required herein to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

                  10. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section D, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate, verified by the Corporation's certified public accountants at the request of any holder of Preferred with greater than 8,000,000 shares of common stock on an as converted basis, setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred.

         E.  Redemption.

             1. Redemption Right.

                (1)  As of each of January 1, 2002, January 1, 2003 and
January 1, 2004, (each, a "Series A Redemption Date") each holder of the Series A Preferred has the individual right to require the Corporation to redeem by paying in cash therefor the Series A Redemption Price (as defined below), for up to one-third of the total shares of Series A Preferred outstanding as adjusted for any stock dividends, contributions or splits with respect to such shares, such redemption (the "Series A Optional Redemption") as of the year in which a Series A Optional Redemption is first requested (plus any shares not redeemed in a prior year pursuant to such a request). The redemption price for the Series A Optional Redemption shall be the cost of the Series A Preferred (subject to adjustment as herein provided) plus declared but unpaid dividends on the Series A Preferred (the "Series A Redemption Price").

                (2)  As of each of June 1, 2004, June 1, 2005, and June 1,
2006, (each a "Redemption Date") each holder of the Series B Preferred has the individual right to require the corporation to redeem by paying in cash therefore the Series B Redemption Price (as defined below), for up to one-third of the total shares of Series B outstanding as adjusted for any stock dividends, contributions or splits with respect to such shares, such redemption (the "Series B Optional Redemption") as of the year in which a Series B Optional Redemption is first requested (plus any shares not redeemed in a prior year pursuant to such a request). The redemption price for the Series B Optional Redemption shall be the conversion price of the Series B Preferred (subject to adjustment as herein provided) plus declared but unpaid dividends on the Series B Preferred (the "Series B Redemption Price").

                  2. Sufficiency of Funds. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed on any Redemption Date, the Corporation shall redeem the maximum possible number of shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A or Series B Preferred, as appropriate. The Shares of Preferred not redeemed for any reason whatsoever shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred, such funds will immediately be used to redeem, at the option of the holder of Preferred who has properly requested the Optional Redemption, the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date, but which it has not redeemed.

                  3. Procedure for Redemption.

                     At least twenty (20) but no more than sixty (60) days prior to each Redemption Date, written notice (the "Redemption Notice") shall be mailed, first class postage prepaid, to each holder of Series A or Series B Preferred of record, as appropriate, (at the close of business on the business day next preceding the day on which notice is given) of the Preferred to be redeemed, at the address last shown on the records of the Corporation for such holder of Preferred or given by the holder to the Corporation for the purpose of notice, or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the redemption price to be paid, the place at which payment may be obtained, the date on which such holder's rights as a holder of such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed. Each holder of Preferred seeking redemption shall surrender to the Corporation the certificate or certificates representing the shares of Preferred to be redeemed, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price of such shares shall be payable in cash to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         F. Protective Provisions. In addition to any other rights provided by law, this Corporation shall not, unless the vote or consent of the holders of a greater number of shares shall then be required by law, without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds of the issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting as separate classes:

                  1. authorize, effect or validate the amendment, alteration or repeal any provision of, or the addition of any provision to, this Corporation's Certificate of Incorporation if such action would adversely alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

                  2. authorize or issue shares of any class or series of stock;

                  3. reclassify any shares of Common Stock or any other shares of this Corporation into shares having any preference, priority or pari passu rights as to dividends or upon liquidation equal or superior to any such preference or priority of the Preferred Stock or which in any manner adversely affects the rights of the holders of the Preferred Stock;

                  4. engage in a merger, consolidation, acquisition, or sale of all or substantially all of its assets;

                  5. engage in a sale, lease or transfer of a substantial portion of its assets or business (other than in the ordinary course of business);

                  6. amend any provision of this Corporation's Bylaws;

                  7. issue any dividend on shares of Common Stock;

                  8. purchase, redeem, or retire any shares of the Corporation's Common or Preferred, except as required hereunder or under the Right of First Refusal and Co-Sale Agreement, dated as of March 12, 1997 (as the same may be amended, supplemented or otherwise modified from time to time) among the Corporation and the other parties named therein;

                  9. incur indebtedness in excess of $500,000 except for equipment lease lines and secured lines of credit approved by the Board of Directors;

                  10. participate in any transactions with any director or officer of the Corporation; or

                  11. dissolve, liquidate, or wind-up the Corporation's business; or

                  12. engage in any transactions with affiliates.

                                   ARTICLE V

         Subject to the provisions of the General Corporation Law of the State of Delaware, the number of Directors of the Corporation shall be determined as provided by the Bylaws.

                                   ARTICLE VI

         The Corporation shall indemnify and hold harmless any director, officer, employee or agent of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a part or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Corporation, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

                                  ARTICLE VII

         In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, after obtaining the affirmative vote or written consent of the holders of not less than two-thirds of the issued and outstanding shares of Preferred Stock and Common Stock, voting as separate classes, except as specifically stated therein.

                                  ARTICLE VIII

         Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of ss.279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE IX

         Except as otherwise required by the laws of the State of Delaware, the stockholders and Directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or Directors. Elections of Directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE X

         Subject to the provisions herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

         Except as otherwise provided by the laws of the State of Delaware, as they may be amended from time to time, a director of the Corporation shall not have personal liability to the Corporation or to any of the Corporation's stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation."